UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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EXPRESSJET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 10, 2008

To Our Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the ExpressJet Holdings, Inc. 2008 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Downtown Club at Houston Center, 1100 Caroline Street, Houston, Texas on Thursday, May 22, 2008, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement, and there will be an opportunity to discuss other matters of interest to you as a stockholder.

Please vote by internet or telephone as described in the attached proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you in Houston.

Sincerely,

James B. Ream
President and Chief Executive Officer

EXPRESSJET HOLDINGS, INC.
700 North Sam Houston Parkway West
Suite 200
Houston, Texas 77067

Notice of 2008 Annual Meeting of Stockholders
to be held May 22, 2008

The 2008 Annual Meeting of Stockholders of ExpressJet Holdings, Inc. will be held at The Downtown Club at Houston Center, 1100 Caroline Street, Houston, Texas on Thursday, May 22, 2008, at 10:00 a.m., local time, for the following purposes:

1. To elect three members of our Board of Directors, to serve in Class I, with terms expiring at the 2011 annual stockholders meeting;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2008; and

3. To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

The holders of record of the company’s common stock at the close of business on April 3, 2008 are entitled to notice of and to vote at the meeting.

Sincerely,

Scott R. Peterson
Secretary

Houston, Texas
April 10, 2008

Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

EXPRESSJET HOLDINGS, INC.
700 North Sam Houston Parkway West
Suite 200
Houston, Texas 77067

PROXY STATEMENT

2008 Annual Meeting of Stockholders
to be held May 22, 2008

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at the company’s 2008 annual stockholders meeting or any adjournment or postponement of that meeting (the “Meeting”). The Meeting will be held at The Downtown Club at Houston Center, 1100 Caroline Street, Houston, Texas on Thursday, May 22, 2008, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders. This proxy statement, and the accompanying proxy and 2007 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 10, 2008.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

Holders of record of our common stock at the close of business on April 3, 2008, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. At the close of business on the record date, ExpressJet had 51,887,560 shares of common stock outstanding. Subject to certain limitations on voting by non-U.S. citizens (defined below), each share of our common stock is entitled to one vote per share on the matters proposed.

A quorum of stockholders is necessary for a valid meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock, attending the Meeting personally or represented by proxy.

•	Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum, but they will not be included in the number of votes cast on a matter. As a result, they will not be taken into account in determining the approval of any of the proposals to be considered at the Meeting.

•	Broker non-votes will also be considered present for the purpose of determining the presence of a quorum. (Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Brokers are permitted to vote on the election of directors and the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes. Broker non-votes are not treated as votes cast or shares entitled to vote with respect to a particular matter.

Elections of directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. Ratification of the appointment of independent auditors requires approval by a majority of the votes cast on the proposal.

Voting of Proxies

Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you vote instead by internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

Shares Held of Record.  Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.proxyvoting.com/xjt, or by telephone by calling Mellon at 1-866-540-5760. Proxies submitted through Mellon by internet or telephone must be received by 11:59 p.m. Eastern time on May 21, 2008. Giving a proxy will not affect your right to vote in person if you decide to attend the Meeting.

Shares Held in a Bank or Brokerage Account.  A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 11:59 p.m. Eastern time on May 21, 2008. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

You can revoke your proxy before it is exercised at the Meeting in any of three ways:

•	by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

•	by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Morrow & Co, which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $5,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

At the Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have only one class of voting securities outstanding, common stock, which is entitled to one vote per share subject to the following limitations. Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company’s wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each partner of which is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States. Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless those shares are registered on a separate stock record. Accordingly, you will be asked to certify to the company when you vote by proxy or in person either that you are a U.S. citizen as defined above, or that your shares have been registered on our foreign stock record. Our bylaws further provide that no shares will be registered on this record if the amount so registered would exceed U.S. foreign ownership restrictions.

Beneficial Ownership of Common Stock by Certain Persons

The following table sets forth, as of April 3, 2008 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class

FMR LLC(1)	Common Stock	5,300,200	10.2%
82 Devonshire Street Boston, MA 02109
Dimensional Fund Advisors LP(2)	Common Stock	4,312,167	8.3%
1299 Ocean Avenue Santa Monica, CA 90401
Hayman Advisors, L.P.(3)	Common Stock	3,948,578	7.6%
2626 Cole Avenue, Suite 200 Dallas, TX 75204
Corriente Advisors, LLC(4)	Common Stock	3,394,764	6.5%
201 Main Street, Suite 1800 Fort Worth, TX 76102
LSV Asset Management(5)	Common Stock	3,079,970	5.9%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606

(1)	Pursuant to a Schedule 13G Amendment filed on February 14, 2008, FMR LLC and Edward Johnson 3d reported that FMR LLC and Mr. Johnson, through their control of Fidelity Management & Research Company, FMR’s wholly owned subsidiary, and certain Fidelity funds had sole dispositive power as to 5,300,200 shares of our common stock. The Schedule 13G also stated that Fidelity Management & Research Company, as a result of acting as investment advisor to various investment companies, was the beneficial owner of 5,300,200 shares or 10.2% and that one of the funds, Fidelity Low Priced Stock Fund, was the beneficial owner of 5,300,000 shares or 10.2%. The 13G indicated that neither FMR nor Mr. Johnson, Chairman of FMR LLC, had the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. According to the Schedule 13G, Mr. Johnson and various family members, through their ownership of FMR Class B common stock and the execution of a shareholders voting agreement, might be deemed to form a controlling group with respect to FMR LLC.

(2)	Pursuant to a Schedule 13G Amendment filed on February 6, 2008, Dimensional Fund Advisors LP reported that, as investment advisor or manager to various funds, it had sole voting and dispositive power over, and might be deemed to be the beneficial ownership of, 4,312,167 shares of our common stock. Dimensional Fund Advisors LP disclaimed beneficial ownership of the shares.

(3)	Pursuant to a Schedule 13D Amendment filed on March 21, 2008, Hayman Advisors, L.P., Hayman Investments, LLC and J. Kyle Bass reported that Hayman Advisors, as investment advisor to Hayman Capital Master Fund, L.P., has sole voting and dispositive power over 3,948,578 shares of our common stock. Mr. Bass is the managing member of Hayman Investments, LLC, the general partner of Hayman Advisors, LP.

(4)	Pursuant to a Schedule 13G filed on December 3, 2007, Corriente Advisors, LLC and Mark L. Hart, III reported that Corriente Advisors, through the management of investment and trading accounts of other persons, including Corriente Master Fund, L.P., have voting and dispositive power over 3,394,764 shares of our common stock. As the Chairman and Chief Executive Officer of Corriente Advisors, Mr. Hart may be deemed to control all of the shares over which Corriente Advisors has voting and dispositive power.

(5)	Pursuant to a Schedule 13G Amendment filed on February 12, 2008, LSV Asset Management, reported that LSV Asset Management was the beneficial owner and had sole voting and dispositive power as to 3,079,970 shares of our common stock.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of April 3, 2008, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Except as indicated to the contrary, each individual listed below has sole voting and dispositive power over the shares shown.

	Amount and Nature of
Name of Beneficial Holder	Beneficial Ownership		Percent of Class

Salvatore J. Badalamenti	20,000	(1)	*
George R. Bravante, Jr.	28,000	(2)	*
Janet M. Clarke	38,000	(3)	*
Charles R. Coble	179,650	(4)	*
Frederick S. Cromer	273,250	(5)	*
Kim A. Fadel	36,000	(3)	*
Judith R. Haberkorn	20,000	(1)	*
Andrew N. Jent	17,500	(6)	*
Patrick Kelly	16,000	(7)	*
James E Nides	179,250	(4)	*
Scott R. Peterson	179,838	(8)	*
James B. Ream	482,500	(9)	*
Bonnie S. Reitz	26,000	(1)	*
All executive officers and directors as a group (13 persons)	1,495,988	(10)	2.8%

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 10,000 shares that may be purchased under options currently or becoming exercisable within 60 days, which shares are referred to hereafter as “option shares”.

(2)	Includes 14,000 option shares.

(3)	Includes 24,000 option shares.

(4)	Includes 153,750 option shares.

(5)	Includes 236,250 option shares.

(6)	Represents restricted shares received upon joining our board. Does not include shares beneficially owned by Hayman Advisors, L.P. of which Mr. Jent is President.

(7)	Includes 8,000 option shares.

(8)	Includes 147,500 option shares.

(9)	Includes 395,000 option shares.

(10)	Includes 1,186,250 option shares.

GENERAL INFORMATION

Board of Directors

Our board of directors currently consists of nine persons, all of whom other than Jim Ream, our President and Chief Executive Officer, have been affirmatively determined by the board to be independent and to have no material relationship with the company or its management under the standards set forth in the Corporate Governance Guidelines adopted by our board and the applicable rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The Guidelines are available on our website at www.expressjet.com and are available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As to independence, the Guidelines provide as follows:

“The Board defines ‘independent director’ in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Because it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company, the Board is responsible for affirmatively determining that each independent director has no material relationship with the Company or its affiliates (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). A relationship will be considered ‘material’ if in the judgment of the Board it would interfere with the director’s independent judgment, and the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.”

The independent directors have no relationship with the company other than their positions as directors.

Board Meetings, Attendance and Communications

Regular meetings of our board of directors are typically held five times per year, and special meetings are scheduled when required. The board held six meetings in 2007. During 2007, each director attended at least 75% of the aggregate number of meetings of the board and each committee of which he or she was a member that were held while that person was a director or committee member. Although we have no formal policy relating to directors’ attendance at the annual stockholders meeting, the annual meeting of our board typically follows the stockholders meeting and it is anticipated that directors will attend both meetings. All of our directors then serving attended our 2007 stockholders meeting.

The non-management members of our board of directors met in executive session (i.e., a session not including our CEO) three times during the last year and, in accordance with the board’s Corporate Governance Guidelines, do so at least twice each year. The Guidelines also require that one of those sessions be comprised solely of the independent directors each year, although all non-management members of our board are independent. As set forth in the Guidelines, the director that presides at these sessions rotates among the non-management members of the board in order of seniority (or age, in the case of directors of equal seniority).

Stockholders or others desiring to communicate directly with the non-management directors or with any individual director may direct their correspondence to the director(s) at the company’s address set forth above or may do so electronically at the following email address: xjtinternalaudit@expressjet.com. (Please indicate in the subject line which directors are the intended recipients.) The company’s Secretary reviews all correspondence so received and forwards it to the pertinent directors if it relates to the functions of the board or its committees. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the board’s Audit Committee.

Committees of the Board

Audit Committee.  The committee met seven times in 2007 and is currently comprised of five directors determined by the board to be independent and financially literate (as defined in applicable SEC and NYSE rules): Mr. Badalamenti, who chairs the committee, Ms. Clarke and Messrs. Bravante, Jent and Kelly. The board of directors has determined that Messrs. Badalamenti and Kelly qualify as audit committee financial experts (as defined in applicable SEC rules).

The board of directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As described in greater detail in the charter, the Audit Committee has responsibility to oversee the company’s accounting and financial reporting processes as well as reviews of our interim financial statements and audits of our annual financial statements. The committee has the authority to appoint and otherwise oversee the retention, independence, compensation and work of our independent auditors and to authorize any audit, audit-related or non-audit services that, in the committee’s discretion, are deemed appropriate. The committee reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. See “Report of the Audit Committee” below.

Human Resources Committee.  The committee met eight times in 2007 and is currently comprised of five directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Clarke, who chairs the committee, Messrs. Badalamenti and Fadel, Ms. Haberkorn and Ms. Reitz. Pursuant to its charter, which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, the committee has the authority to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. See “Executive Compensation Report of the Human Resources Committee” below. The committee is also charged with overseeing the company’s general compensation structure and administering its bonus, incentive and other compensation plans when so directed by the board.

Nominating and Corporate Governance Committee.  The committee met seven times in 2007 and is currently comprised of five directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Haberkorn, who chairs the committee, Ms. Reitz and Messrs. Bravante, Fadel and Kelly. The committee’s charter is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. The committee is responsible for identifying individuals qualified to become members of the board of directors, as well as recommending the slate of directors to be nominated by the board at the annual meeting of stockholders or any director to fill a vacancy on the board. The committee will consider nominations from stockholders; any stockholder desiring to submit a nomination to the committee, should send the nomination, together with appropriate background and contact information, to the Secretary of the company at the company’s address set forth above. Please refer to “2009 Annual Meeting” below for information regarding submitting a nomination for the 2009 Annual Meeting of Stockholders.

The director-qualification criteria established in the Corporate Governance Guidelines include the following and are applied by the committee to candidates nominated by stockholders and those originating with the board:

•	reputation, integrity and (for non-management directors) independence;

•	business, government or other professional experience and acumen;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the company;

•	diversity;

•	knowledge of a major geographical area in which the company operates or another area of the company’s operational environment;

•	age (it is the company’s policy that no person will be nominated by the board to serve as a director, or be elected by the board to fill a vacancy on the board, if that person is, or would be on the date of his or her election, age 70 or older);

•	tenure as a member of the company’s board; and

•	the director’s history of attendance at board and committee meetings and the director’s preparation for and participation in these meetings (in the case of current directors).

Candidates may be identified by the committee through current board members or other stockholders or persons. During the past year, the Nominating and Corporate Governance Committee reviewed the qualifications of candidates to fill the two vacancies that arose on the board. The committee recommended to the board Patrick Kelly to fill a vacancy created by a resignation during 2007. Mr. Kelly’s name was provided to the committee by Mr. Ream, who had worked with him 13 years ago at American Airlines. They do not have social or any other ties beyond that work experience. The committee also recommended to the board Andrew Jent, who had been identified to the committee by a stockholder, Hayman Advisors, L.P. and its affiliates. Following the recommendation from the committee, and in connection with entering into an agreement with the Hayman group described more fully below under “Proposal 1: Election of Directors — General,” the board expanded the size of the board from eight to nine members and appointed Mr. Jent to fill the resulting directorship. All candidates, including those recommended by stockholders or other directors, are evaluated according to the criteria described above at regular or special meetings of the committee, and may be considered at any time during the year. If any materials are provided by a candidate or other party in connection with the nomination of a director candidate, those materials are reviewed by the committee in evaluating that candidate.

In addition, the committee recommends the directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, and the compensation and benefits of non-management members of the board. The committee developed, and the board adopted, the Corporate Governance Guidelines discussed above. The committee also oversees the annual evaluation of the performance of the board and its committees.

Compensation of Directors

The following table sets forth the aggregate compensation awarded to, earned by, or paid to our non-management directors for 2007. Andrew Jent is not included in the table since his service on the board did not begin until 2008.

Director Compensation for Fiscal Year 2007

					Change in
					Pension Value
	Fees				and
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards(2)	Compensation ($)	Earnings	Compensation(3)	Total

Salvatore J. Badalamenti	$94,500	$57,561	$32,805	—	—	$1,098	$185,964
George R. Bravante, Jr.	$118,000	$48,960	$27,846	—	—	$2,976	$197,782
Janet M. Clarke	$96,000	$48,960	$27,846	—	—	$1,887	$174,693
Kim A. Fadel	$72,516	$48,960	$27,846	—	—	$691	$150,013
Judith R. Haberkorn	$74,984	$48,960	$27,846	—	—	$1,841	$153,631
Patrick Kelly	$27,700	$18,845	$10,628	—	—	$—	$57,173
Bonnie S. Reitz	$57,500	$49,337	$28,065	—	—	$393	$135,295

(1)	Determined based on the aggregate grant date fair value computed in accordance with FAS 123R, which is the closing price on the grant date multiplied by the number of shares of restricted stock awarded. As of December 31, 2007, Mr. Kelly held 8,000 shares of unvested restricted stock; there were no other unvested stock awards outstanding for any nonemployee director.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R. For valuation purposes, we use the Black-Scholes option pricing model. In connection therewith, we have assumed (a) a weighted average risk-free interest rate of 4.6% based on the U.S. Treasury yield curve in effect for the expected term of each option at its grant date; (b) a dividend yield of zero since we have not historically paid dividends on our common stock and have no current intention to do so; (c) expected market price volatility of 49.3% based on the historical volatility of our stock since our initial public offering in April 2002; and (d) an expected option life of ten years based on our historical exercise patterns. (For these purposes, we have assumed that 1.5% of the options will be forfeited.) As of December 31, 2007, the following directors held the following stock options: Badalamenti — 10,000, Bravante — 14,000; Clarke — 24,000; Fadel — 24,000; Haberkorn — 10,000; Kelley — 8,000; and Reitz — 10,000. As of April 3, 2008 all of the stock options held by the directors were vested and currently exercisable.

(3)	Represents a tax reimbursement payment made to satisfy some of the federal tax obligations corresponding to the value imputed for flight benefits. Pursuant to SEC rules, the value of flight benefits provided to our directors is not included under All Other Compensation because the total incremental cost to the company of providing such benefits was less than $10,000 for each director.

During 2007, members of the board of directors who were not employees of the company (“outside directors”) received an annual retainer of $30,000 per year, which increased to $40,000 if the director chaired a committee of the board or $60,000 if the director was elected chairman of the board. For 2007, Mr. Kelly received a pro-rated annual retainer of $12,200 for membership on the board following his election during the year. Additionally, any director who was determined by the board to qualify as an audit committee financial expert (and was elected to the Audit Committee) received an additional $10,000 (or a pro-rated portion thereof) annual retainer. They also received the meeting fees set forth below:

•	$2,000 for each meeting of the board or committee physically attended (other than meetings of the Audit Committee physically attended), with the chairman of the committee and chairman of the board, as applicable, receiving $3,000;

•	$5,000 for each meeting of the Audit Committee physically attended, with the chairman of the Audit Committee receiving $7,500;

•	$1,000 for telephonic board participation; and

•	$500 for telephonic committee participation.

Effective January 1, 2008, outside directors receive an annual retainer of $40,000 per year, which increases to $50,000 for the director who chairs the Human Resources or the Nominating and Corporate Governance Committee, $55,000 for the director who chairs the Audit Committee and $60,000 for the director elected as chairman of the board. Meeting fees are as follows:

•	$2,000 for each meeting of the board or committee physically attended, with the chairman of the board receiving $3,000 for his attendance at board meetings; and

•	$1,000 for telephonic board or committee participation.

On the date of their initial election to the board and each annual meeting of stockholders, outside directors in 2007 received 8,000 restricted shares of our common stock and options to purchase an additional 8,000 shares. Effective January 1, 2008, $35,000 fair market value of restricted stock and an option to purchase common stock and bearing a Black-Scholes value of $35,000, are awarded on such dates. The options bear 10-year terms and exercise prices equal to the closing market price of the stock on the grant date. Each of the restricted shares and options vest six months following their grant date.

In addition, outside directors receive flight benefits on our flights during their term as a director, as well as access to Continental Airlines’ Presidents Clubs, elite status in Continental’s frequent flyer program and travel on our flights by the director, the director’s family and a limited number of other individuals. Some of these benefits are taxable to the director, subject to our reimbursement of a portion of the taxes. Additionally, our outside directors receive passes permitting a fixed amount of travel on Continental at no cost to ExpressJet.

All directors receive reimbursement of expenses incurred in attending meetings. No members of our board, other than Mr. Ream whose compensation is described under “Executive Compensation” below, were paid any compensation in 2007 for their services as a director of the company other than the standard compensation arrangement for directors described in this narrative and reimbursement of expenses.

Executive Officers

The following table sets forth information with respect to our current executive officers:

Name, Age and Position	Term of Office and Business Experience

JAMES B. REAM, age 52, President, Chief Executive Officer and Director	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President — Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President — Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc. from 1987-1994.
FREDERICK S. CROMER, age 43, Vice President and Chief Financial Officer	Mr. Cromer has been Vice President and Chief Financial Officer since July 1997. He was Staff Vice President — Fleet Planning for Continental Airlines for two years before joining ExpressJet. Prior to joining Continental Airlines, Mr. Cromer held various finance and fleet planning positions within Northwest Airlines.
CHARLES R. COBLE, age 54 Vice President — Field Services, Purchasing and Corporate Real Estate	Mr. Coble has been Vice President — Field Services, Purchasing and Corporate Real Estate since 1997. Prior to that he held a number of positions with Continental Airlines beginning in 1975, most recently as Director — Airport Services.
JAMES E NIDES, age 57 Vice President — Flight Operations and Maintenance	Mr. Nides has been Vice President — Flight Operations and Maintenance since 2002. From 2000 to 2002, he served as Vice President — Flight Operations, and from 1998-2000 was Senior Director — Flight Operations. Prior to joining our company, he held a number of positions with Northwest Airlink and Comair beginning in 1978.
SCOTT R. PETERSON, age 46, Vice President, General Counsel and Secretary	Mr. Peterson has been Vice President, General Counsel and Secretary since October 2003. Prior to joining our company, he was employed by Continental Airlines as Managing Attorney — Corporate and Assistant Secretary from 1995 to 2003.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth the aggregate compensation awarded to, earned by, or paid during 2006 and 2007 to the chief executive officer, the chief financial officer and our other executive officers.

Summary Compensation Table

							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	sation(3)	Earnings(4)	Compensation(5)	Total

James B. Ream	2007	$351,733	$0	$78,986	$112,726	$302,167	$17,210	$31,639	$894,461
President and Chief Executive Officer	2006	326,400	0	106,580	48,458	472,000	15,115	27,883	996,436
Frederick S. Cromer	2007	$252,534	$0	$61,746	$192,250	$156,083	$6,422	$37,244	$706,279
Vice President and Chief Financial Officer	2006	243,984	0	82,463	120,613	258,336	5,768	37,911	749,075
Charles R. Coble	2007	$202,447	$0	$43,060	$124,306	$125,107	$25,436	$36,990	$557,346
Vice President — Field Services, Purchasing and Corporate Real Estate	2006	197,064	0	48,235	72,422	198,996	23,552	70,336	610,605
James E Nides	2007	$202,447	$0	$43,060	$124,306	$125,107	$27,147	$39,213	$561,280
Vice President — Flight Operations and Maintenance	2006	197,064	0	48,235	72,422	198,996	24,613	107,228	648,558
Scott R. Peterson	2007	$202,447	$0	$54,574	$128,630	$125,107	$11,973	$73,600	$596,331
Vice President, General Counsel and Secretary	2006	197,064	0	72,350	80,498	198,996	10,850	28,058	587,816

(1)	Represents the dollar amount recognized for financial statement reporting purposes computed in accordance with FAS 123R. Includes amounts realized for grants awarded in prior years; none of the executives received any stock in 2007. For these purposes, we have assumed that none of the shares received will be forfeited.

(2)	Represents the dollar amount recognized for financial statement reporting purposes computed in accordance with FAS 123R. Includes amounts realized for grants awarded in prior years; Mr. Ream did not receive any options in 2006. For valuation purposes, we use the Black-Scholes option pricing model. In connection therewith, we have assumed (a) a weighted average risk-free interest rate of 4.7% based on the U.S. Treasury yield curve in effect for the expected term of each option at its grant date; (b) a dividend yield of zero since we have not historically paid dividends on our common stock and have no current intention to do so; (c) expected market price volatility of 49.3% based on the historical volatility of our stock since our initial public offering in April 2002; and (d) an expected option life of seven years based on our historical exercise patterns. (For these purposes, we have assumed that 1.5% of the options will be forfeited.)

(3)	Represents amounts earned under the company’s Management Bonus Plan and Long Term Incentive Plan. As detailed below in the “Grants of Plan-Based Awards” table for 2007, no amounts were paid under the Management Bonus Plan.

(4)	Represents amounts allocated to the officers’ accounts in our Supplemental Retirement Plan, which is described below under the heading of the same name, including deemed interest on these allocations.

(5)	The amount reflected in this column for 2007 represents the value of:

	Ream	Cromer	Coble	Nides	Peterson

(a) a tax reimbursement for the value imputed for flight benefits:	$13,639	$19,244	$15,615	$24,026	$24,026
(b) matching contributions to our 401(k) plan:	$18,000	$18,000	$21,375	$15,187	$49,574

The tax reimbursement amounts represent the payment made to the officer to satisfy some of the federal tax obligations corresponding to the value imputed for the flight benefits. Pursuant to SEC rules, the value of flight benefits provided to our officers is not included under All Other Compensation because the total incremental cost to the company of providing such benefits was less than $10,000 for each officer. Mr. Peterson’s amount in row (b) includes a $12,375 401(k) matching contribution and a one-time $37,199 401(k) catch-up payment required under his employment agreement and made outside of the plan.

Employment Agreements

We have employment agreements with each of the executive officers listed in the table above that provide for an annual salary and participation in any cash bonus program we maintain. Mr. Ream’s employment agreement permits him to participate in any cash bonus program we maintain at or above the maximum level made available to any other executive. His agreement has a three-year term and automatically renews for additional three-year periods, unless notice of non-renewal is given by either party at least six months prior to the end of a term. The other executives’ employment agreements are at-will and may be terminated by the executive or by us at any time. Mr. Ream’s agreement requires that we make a gross-up payment to him if any payment or benefit he receives from us, under his employment agreement or otherwise, becomes subject to an excise or other special additional tax, including any interest, taxes or penalties imposed with respect to such taxes; the purpose of the payment is to put him in the same after-tax position he would have been had the taxes not been imposed. Payments to our other executives would be reduced to the degree necessary to avoid the imposition of such an excise tax.

Each executive has agreed that he will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months:

•	engage in the regional airline business in the United States;

•	render any advice or services to, or otherwise assist, any person engaged in any regional airline business in the United States; or

•	induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

However, the executives may serve as a director, officer, employee, consultant or advisor of a major, mainline airline so long as their duties are principally related to the business of that airline other than the provision of regional airline services. These non-competition obligations extend until the second anniversary of the respective executive’s termination of employment or, in the case of Mr. Ream, the third anniversary of termination if he is entitled to a termination payment based on a severance period of three years. Please read “Potential Payments Upon Termination or Change in Control” below for information on the executive officers’ severance period and related payments.

Additional information regarding the termination and change-in-control provisions of the executive officers’ employment agreements are set forth below under “Potential Payments Upon Termination or Change in Control.”

Management Bonus Plan

We maintain a Management Bonus Plan providing for an annual cash bonus to executive officers and other key employees if we achieve the target operating income established each year by the board’s Human

Resources Committee. Under the plan, executives and other key employees may receive an annual cash bonus targeted at 20 to 60% of base salary, depending on the participant’s level of responsibility, if actual operating income is at least 75% of the target approved by the committee. Payment, if any is made based on our financial performance in relation to the target operating income, with a payout ranging from 75% of target bonus to a maximum of 100% of base salary. Amounts payable under the plan are reflected under the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

Long Term Incentive Plan

Under our Long Term Incentive Plan, our executive officers may receive bonus awards in the form of cash, restricted shares of our common stock or a combination of both. The plan provides that the amount to be awarded to a participant pursuant to a bonus award will be determined by the Human Resources Committee in its sole discretion. Employees are not entitled to receive bonus awards with respect to any vesting date if they are not employed by the company, or on authorized leave, on that vesting date. However, if an employee dies, becomes disabled or is terminated without cause before a vesting date, the employee will be paid the amount of the bonus award that would be payable if he or she remained employed by the company or one of its subsidiaries at that vesting date. This plan terminates at the end of 2008.

2007 Long Term Incentive Program

Our 2007 Long Term Incentive Program provides executive officers and other employees with the opportunity to earn a cash bonus tied to our performance over a three-year period, 2008-2010. The performance period would end immediately in the event of a change in control. Under the program, each participant is assigned a percentage participation in a bonus pool based on the percentage of the employee’s annual salary that he or she is currently eligible to earn under our Long Term Incentive Plan described above. After the performance period concludes on December 31, 2010 or immediately following a change in control, participants will receive an amount in cash equal to their individual percentage participation in the bonus pool. The size of the pool is determined by multiplying (x) our combined EBITDA for the performance period (excluding payouts to be made under the Program) and (y) a percentage which is based on our stock price at the end of the performance period and our ranking for stockholder return during the performance period vis-a-vis a group of peer airlines. The maximum EBITDA percentage that may be used in the calculation of a participant’s payout is 22.50%, which would be achieved only if our share price reached $14 or higher. No payouts will be made under the program if the stock price is less than $2.66 per share or our peer ranking is lower than 4th. The actual payout that may be received, if any, will not be known until the completion of the performance period. For purposes of determining the amount that will ultimately be paid to each of the executive officers named in our proxy statement, the Committee has determined that 4.09% of the bonus pool will be paid to Mr. Ream, 2.90% to Mr. Cromer, and 2.32% to each of Messrs. Coble, Nides and Peterson.

Grants of Plan-Based Awards for Fiscal Year 2007

								All Other
								Stock		All Other
								Awards:		Option			Grant
								Number		Awards:		Exercise	Date Fair
								of		Number of		or Base	Value of
								Shares		Securities		Price of	Stock
		Estimated Future Payouts Under						of Stock		Underlying		Option	and
	Grant	Non-Equity Incentive Plan Awards						or Units		Options		Awards	Option
Name	Date	Threshold		Target		Maximum		(#)		(#)		($/Sh)	Awards

James B. Ream		$155,400	(1)	$207,200	(1)	$345,333	(1)	—		—		$—	$—
		—		$302,167	(2)	—		—		—		—	—
				$500,000	(3)
	5-23-07	—		—		—		15,000	(4)	—		—	91,800
	5-23-07	—		—		—		—		80,000	(4)	6.12	278,456
Frederick S. Cromer		$83,616	(1)	$111,488	(1)	$247,750	(1)	—		—		$—	$—
		—		$156,083	(2)	—		—		—		—	—
				$375,000	(3)
	5-23-07	—		—		—		12,000	(4)	—		—	73,440
	5-23-07	—		—		—		—		80,000	(4)	6.12	278,456
Charles R. Coble		$59,575	(1)	$79,433	(1)	$198,583	(1)	—		—		$—	—
		—		$125,107	(2)	—		—		—		—	—
				$300,000	(3)
	5-23-07	—		—		—		10,500	(4)	—		—	64,260
	5-23-07	—		—		—		—		60,000	(4)	6.12	208,842
James E Nides		$59,575	(1)	$79,433	(1)	$198,583	(1)	—		—		$—	—
		—		$125,107	(2)	—		—		—		—	—
				$300,000	(3)
	5-23-07	—		—		—		10,500	(4)	—		—	64,260
	5-23-07	—		—		—		—		60,000	(4)	6.12	208,842
Scott R. Peterson		$59,575	(1)	$79,433	(1)	$198,583	(1)	—		—		$—	—
		—		$125,107	(2)	—		—		—		—	—
				$300,000	(3)
	5-23-07	—		—		—		10,500	(4)	—		—	64,260
	5-23-07	—		—		—		—		60,000	(4)	6.12	208,842

(1)	Represents amounts that could have been earned under our Management Bonus Plan. No amounts were paid under the plan for 2007.

(2)	Represents amount paid under our Long Term Incentive Plan.

(3)	Represents target amount that may be earned over the 2008-2010 performance period under our 2007 Long Term Incentive Program.

(4)	Award made pursuant to our 2007 Stock Incentive Plan.

Stock Incentive Plans

2002 Stock Incentive Plan

Our 2002 Stock Incentive Plan allows us to award stock options and restricted stock to our executive officers, other key employees and members of our board of directors. The purpose of the plan is to enable us to attract and retain capable persons to serve as employees and directors and to provide a means whereby those who bear the greatest responsibility for the success and management of our business are provided with an ownership opportunity that rewards their performance and strengthens their concern for our company and our stockholders. All option awards made under the plan must bear an exercise price equal to or greater than the closing price of our common stock on the grant date.

2007 Stock Incentive Plan

Similar to our 2002 Stock Incentive Plan, the purpose of our 2007 Stock Incentive Plan is to enable us to attract and retain persons to serve as employees and directors and to provide an ownership opportunity to those who bear the greatest responsibility for the success and management of our business. To accomplish this purpose, the plan permits us to award stock options, stock appreciation rights, restricted stock, restricted stock unit awards, other share-based awards and performance awards. All option awards made under the plan must bear an exercise price equal to or greater than the closing price of our common stock on the grant date.

2007 Equity Awards

In fiscal 2007, we awarded a combination of stock options and restricted stock under the 2002 Stock Incentive Plan and the 2007 Stock Incentive Plan. Each grant awarded to the executive officers is included in the Grants of Plan-Based Awards table above. The stock options granted during 2007 have seven-year terms and are scheduled to vest ratably over four years beginning one year from the grant date. Although we have not historically paid dividends on our common stock, any dividends payable in the future on our common stock would be payable upon both vested and non-vested shares of restricted stock granted pursuant to the 2002 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End 2007

						Stock Awards
	Option Awards							Market
	Number of	Number of						Value of
	Securities	Securities				Number of		Shares or
	Underlying	Underlying				Shares or		Units of
	Unexercised	Unexercised				Units of		Stock
	Options	Options		Option	Option	Stock That		That
	(#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested (#)		Vested(1)

James B. Ream	250,000	—		$16.00	4-17-09	—		—
	35,000	—		$11.49	5-7-10	—		—
	25,000	—		$12.66	5-5-11	—		—
	42,500	—		$11.24	4-1-12	—		—
	15,000	15,000	(2)	$8.99	5-11-12	—		—
	—	80,000		$6.12	5-23-14
	—	—		—	—	26,663	(3)	$66,123
Frederick S. Cromer	90,000	—		$16.00	4-17-09	—		—
	30,000	—		$11.49	5-7-10	—		—
	15,000	—		$12.66	5-5-11	—		—
	25,000	—		$11.24	4-1-12	—		—
	12,500	12,500	(2)	$8.99	5-11-12	—		—
	18,750	56,250	(6)	$5.40	5-3-13	20,955	(4)	$51,968
	—	80,000		$6.12	5-23-14
Charles R. Coble	60,000	—		$16.00	4-17-09	—		—
	20,000	—		$11.49	5-7-10	—		—
	10,000	—		$12.66	5-7-11	—		—
	15,000	—		$11.24	4-1-12	—		—
	10,000	10,000	(2)	$8.99	5-11-12	—		—
	9,375	28,125	(6)	$5.40	5-3-13	15,915	(5)	$39,469
	—	60,000		$6.12	5-23-14
James E Nides	60,000	—		$16.00	4-17-09	—		—
	20,000	—		$11.49	5-7-10	—		—
	10,000	—		$12.66	5-7-11	—		—
	15,000	—		$11.24	4-1-12	—		—
	10,000	10,000	(2)	$8.99	5-11-12	—		—
	9,375	28,125	(6)	$5.40	5-3-13	15,915	(5)	$39,469
	—	60,000		$6.12	5-23-14
Scott R. Peterson	60,000	—		$14.56	10-16-10	—		—
	15,000	—		$12.66	5-5-11	—		—
	20,000	—		$11.24	4-1-12	—		—
	12,500	12,500		$8.99	5-11-12	—		—
	9,375	28,125		$5.40	5-3-13	18,623	(7)	$46,184
	—	60,000		$6.12	5-23-14

(1)	Determined by multiplying the $2.48 closing market price of our common stock on December 31, 2007 by the number of shares in the prior column.

(2)	The options were scheduled to vest in 25% increments on each of May 11, 2006, 2007, 2008 and 2009.

(3)	Of the unvested shares of restricted stock remaining outstanding as of December 31, 2007, (a) 4,163 vested on April 1, 2008, (b) 2,500 are scheduled to vest on May 5, 2008, (c) 5,000 are scheduled to vest in 2,500 share increments on each of May 11, 2008 and 2009, and (d) 15,000 are scheduled to vest in 25% increments on each of May 23, 2008, 2009, 2010 and 2011.

(4)	Of the unvested shares of restricted stock outstanding as of December 31, 2007, (a) 3,330 vested on April 1, 2008, (b)1,875 are scheduled to vest on May 5, 2008, (c) 3,750 are scheduled to vest in 1,875 share increments on each May 11, 2008 and 2009, and (d) 12,000 are scheduled to vest in 25% increments on each of May 23, 2008, 2009, 2010 and 2011.

(5)	Of the unvested shares of restricted stock remaining outstanding as of December 31, 2007, (a) 1,665 vested on April 1, 2008, (b) 1,250 are scheduled to vest on May 5, 2008, (c) 2,500 are scheduled to vest in 1,250 share increments on each of May 11, 2008 and 2009, and (d) 10,500 are scheduled to vest in 25% increments on each of May 23, 2008, 2009, 2010 and 2011.

(6)	The options are scheduled to vest in 25% increments on each of May 3, 2007, 2008, 2009 and 2010.

(7)	Of the unvested shares of restricted stock outstanding as of December 31, 2007, (a) 2,500 vested on April 1, 2008, (b) 1,875 are scheduled to vest on May 5, 2008, (c) 3,750 are scheduled to vest in 1,875 share increments on each of May 11, 2008 and 2009, and (d) 10,500 are scheduled to vest in 25% increments on each of May 23, 2008, 2009, 2010 and 2011.

Option Exercises and Stock Vested for Fiscal Year 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares
	Acquired on Exercise	Exercise	Acquired on Vesting	Value Realized on
Name	(#)	($)	(#)	Vesting(1)

James B. Ream	—	—	9,167	$55,335
Frederick S. Cromer	—	—	7,084	$42,715
Charles R. Coble	—	—	4,166	$25,229
James E Nides	—	—	4,166	$25,229
Scott R. Peterson	—	—	6,250	$37,850

(1)	Determined by multiplying the number of shares of stock that vested during 2007 by the closing market price of our common stock on the vesting date.

Supplemental Retirement Plan

Our Supplemental Retirement Plan is a non-qualified, unfunded deferred compensation plan. Pursuant to the Supplemental Retirement Plan, we provide retirement and termination benefits to certain members of our management or other highly compensated employees, including the executive officers named in the Summary Compensation Table. The plan was designed to compensate participants for the benefits lost by no longer participating in Continental Airlines’ pension plan. The actual compensation under the plan is based on applicable actuarial assumptions and the participant’s age. Under the plan, we maintain an account for each participant to which hypothetical contributions and interest amounts are credited.

On the last day of each calendar year, we credit a hypothetical contribution to each participant’s account equal to a specified percentage of the participant’s base salary, including any portion of base salary deferred, and a hypothetical interest amount equal to 8% of the account balance as of the first day of such calendar year. The interest rate of 8% was determined to approximate the average investment return that an average active employee could expect over time. The hypothetical annual contributions credited for 2007 are included under the Change in Pension Value column of the Summary Compensation Table above and in the Pension Benefits table below. Our Human Resources Committee may, at any time on a prospective basis, change a participant’s specified base salary percentage with respect to a calendar year and the rate of interest to be credited to a participant’s account. The following table shows the percentage of the executive officers’ base salaries deemed contributed to the plan annually as of December 31, 2007.

Percentage of Base Salary
Name	Allocated Annually

James B. Ream	3.50%
Frederick S. Cromer	2.25%
Charles R. Coble	11.0%
James E Nides	10.5%
Scott R. Peterson	4.75%

Any amounts credited to a participant’s account under the Supplemental Retirement Plan would be forfeited if the participant terminated employment for any reason other than death, disability or retirement prior to the fifth anniversary of the participant’s first credited day of employment with us. A participant’s account would be fully vested upon the termination of employment by reason of death, disability or retirement or the occurrence of a change of control. The amounts credited to a participant’s account will be distributed in the form of a lump-sum payment as soon as reasonably practicable following the participant’s termination or a change in control, as applicable.

The following table relates to our Supplemental Retirement Plan.

Pension Benefits at Fiscal Year-End 2007

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefits(1)	Last Fiscal Year

James B. Ream	Supplemental Retirement Plan	N/A	$81,260	$—
Frederick S. Cromer	Supplemental Retirement Plan	N/A	$17,015	$—
Charles R. Coble	Supplemental Retirement Plan	N/A	$77,733	$—
James E Nides	Supplemental Retirement Plan	N/A	$105,844	$—
Scott R. Peterson	Supplemental Retirement Plan	N/A	$43,729	$—

(1)	The amounts included in this column include the amount deemed contributed and the amount of interest deemed earned under the plan for 2007, which amounts are set forth in the Change in Pension Value column in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

As discussed above under “Executive Compensation — Employment Agreements,” we have employment agreements with each of Messrs. Ream, Cromer, Coble, Nides and Peterson. We may terminate the agreements of the executives at any time, as may the executives. However, if the Company terminated one of their agreements for any reason other than

•	death,

•	incapacity,

•	his material breach of the agreement, or

•	“cause” (defined as gross negligence, willful misconduct, or abuse of alcohol or drugs rendering him unable to perform),

or if the executives terminated the agreement because of a “constructive termination”, defined to mean

•	the assignment to him of duties materially inconsistent with those associated with his position,

•	a material diminution in the nature or scope of his authority,

•	our conduct preventing him from performing his duties,

•	our requiring him to be permanently based outside a major urban center in Texas,

•	actions by us that materially adversely affect his corporate amenities, or

•	our material breach of the agreement,

then, in the case of Mr. Ream, he would be entitled to a number of benefits under the agreement. These benefits consist of:

(i) immediate vesting of his restricted stock and stock options (which would then be exercisable for up to 30 days), the value of which would vary depending on the value of our common stock at the time

(as of December 31, 2007, the restricted stock had a value of $13,783 and the stock options had a value of $0);

(ii) a lump-sum cash payment of two times the sum of: (x) his base salary of $352,000 plus (y) 125% of his base salary if the termination precedes or is more than two years after a change in control of the company or three times the above sum if the termination occurs within the two years following a change in control (as of December 31, 2007, the value of this benefit totaled $1,584,000 or $2,376,000 if within two years following a change in control);

(iii) outplacement services for 12 months (value of $54,400);

(iv) payment of any amounts owed but unpaid to him under any plan, policy or program of the company as of the date of termination provided by, and in accordance with the terms of, such plan, policy or program (the value of this benefit as of December 31, 2007 totaled $302,167); and

(v) a gross-up payment if his payments or benefits become subject to an excise or other additional tax; our current calculations indicate that no gross-up payment would have been required as of December 31, 2007.

In the event of Mr. Ream’s death or disability, his restricted stock and stock options would vest immediately (with stock options exercisable within 30 days). Unless terminated for cause, a material breach of his employment agreement or death, Mr. Ream would receive lifetime flight benefits on any airline operated by us or Continental Airlines, including (w) space available travel to Mr. Ream and eligible family members, (x) positive space travel up to an annual value of $50,000 plus a tax gross-up of up to $10,000 (each subject to annual adjustment) relating to the value of any such positive space travel, (y) participation in Continental Airlines’ frequent flyer program and (z) participation in Continental Airlines’ airport lounge program. If Mr. Ream terminated the agreement for any reason or if the company chose not to renew it, he would also receive certain insurance benefits throughout his lifetime for himself and his eligible family members. These benefits include medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drugs, and would be provided to him at no greater cost than that applicable to a similarly situated executive of the company who has not terminated employment. The cost of the flight benefits to us is nominal. As of December 31, 2007, the value of the contractual right to flight benefits for tax reporting purposes totaled $419,378 and the value of health benefits totaled $118,444. The total value of benefits Mr. Ream would be entitled to for the period of time under which benefits are payable following his termination upon a change in control are estimated at $3,218,079 as of December 31, 2007.

In the case of the other executives, they would be entitled to a number of benefits under their agreements. If we terminated their agreements other than for their death, incapacity, material breach or “cause” as defined on the previous page, and either before or more than 18 months following a change in control of the company, these benefits would consist of:

(i) flight benefits similar to those provided to Mr. Ream for the respective officer’s lives; however, Mr. Peterson’s benefits would be limited to airlines and programs that we operate (for tax reporting purposes, the values of these contractual rights to flight benefits are $401,183, $330,888, $568,074, and $51,588 for Messrs. Cromer, Coble, Nides and Peterson, respectively, as of December 31, 2007);

(ii) insurance coverage similar to Mr. Ream’s, but limited to 24 months, which benefits are valued at $22,850, $22,742, $17,704, and $22,740, respectively, for Messrs. Cromer, Coble, Nides and Peterson;

(iii) outplacement services for twelve months, valued at $42,500 for Mr. Cromer and $34,000 each for Messrs. Coble, Nides and Peterson as of December 31, 2007;

(iv) continued monthly salary payments for 24 months plus specified bonus amounts, aggregating $837,500 for Mr. Cromer and $640,000 each for Messrs. Coble, Nides and Peterson, as of December 31, 2007; and

(v) at the discretion of our board of directors or its Human Resources Committee, a bonus, the value of which cannot currently be calculated.

However, if the executives were terminated by the Company other than for their death, incapacity, material breach or cause, or if they terminated their employment due to a constructive termination or for any other reason, in either case within 18 months following a change in control (or, in the case of termination by the Company, prior to a change in control to avoid the change in control provisions of the employment agreement), then they would each be entitled to:

(i) the flight benefits specified above;

(ii) the insurance coverage specified above;

(iii) the outplacement services specified above; and

(iv) a lump-sum cash payment equal to the sum of: (x) a pro rata bonus payment under the company’s Management Bonus Plan, plus (y) two times the executive’s base salary then in effect, plus (z) two times the amount of the his target bonus under the Management Bonus Plan (as of December 31, 2007, the aggregate bonuses would have totaled $222,976 for Mr. Cromer and $158,866 each for Messrs. Coble, Nides and Peterson);

however, the executives other than Mr. Ream would not receive a tax gross-up payment if their compensation and benefits would trigger an excise or other additional tax. Instead, their compensation would be reduced to a level sufficient not to trigger the taxes. Consequently, the estimated total value of benefits the executive officers would be entitled to for the period of time under which benefits would be payable following termination or a change in control for Messrs. Cromer, Coble, Nides and Peterson are estimated at $1,512,091, $1,192,212, $1,135,035 and $919,626, respectively, at December 31, 2007. If a change in control occurred, the outstanding stock options and restricted shares of each of the named executives including Mr. Ream would vest in full. As of December 31, 2007, the value of this vesting was $0 for all stock options held by our named executive officers and $10,923, $9,108, $9,108, and $9,708, for the restricted stock held by Messrs. Cromer, Coble, Nides and Peterson, respectively. Such amounts are included in the estimated value of benefits for our named executive officers as of December 31, 2007.

Under our Supplemental Retirement Plan, the accounts allocated to our executive officers would fully vest upon their termination of employment by reason of death, disability, retirement or the occurrence of a change in control. The amounts credited to a participant’s account would be distributed in the form of a lump-sum payment as soon as reasonably practicable following their termination or a change in control, as applicable. The current balances in the executives’ accounts are set forth above in the Pension Benefits table. The approximate value of the deemed contributions made to the officers’ accounts for 2007 is as follows: Ream — $17,210; Cromer — $6,422; Coble — $25,436; Nides — $27,147; and Peterson — $11,973.

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources Committee (for purposes of this analysis, the “Committee”) of our board has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The Committee works to ensure that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally speaking, the types of compensation and benefits provided to executive officers are similar to those provided to our other officers and key employees.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “executive officers” or simply the “executives”.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain qualified executives. We believe each element of total compensation that we offer improves the competitiveness of our program relative to the compensation paid to similarly situated executives in comparably sized airlines and other companies outside the airline industry and plays an integral role in facilitating the advancement of the company’s interests. To that end, the Company believes that executive compensation packages should include both fixed and variable pay elements designed to deliver a competitive total compensation opportunity to executives. For variable pay elements, the Company uses both cash and stock-based compensation to align executives’ interests with those of stockholders and to reward performance measured by operating and/or strategic performance and stock price performance.

Determining Executive Compensation

In establishing the elements of its executive compensation program, the Committee reviews:

•	the nature and level of the executive position;

•	the labor markets from which qualified individuals are recruited;

•	the companies and industries competing for our executives; and

•	the performance of individual executives over time.

The Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant since 2006 to review and advise the Committee on its total compensation program for the executive officers as well as for other key employees. Cook provides the Committee with relevant market data and alternatives to consider when making compensation decisions. Using data prepared by Cook, the Committee reviews the total compensation levels for our executives relative to total compensation provided at an industry and size-relevant group of companies (“Airline Peer Group”) as well as general industry indices reflecting comparably sized companies outside the airline industry with which the Committee believes we compete for talent and for stockholder investment. The companies comprising the Airline Peer Group are:

•	US Airways

•	Alaska Airlines

•	SkyWest

•	JetBlue Airways

•	AirTran Airways

•	Mesa Airlines

•	Republic Airways

•	Frontier Airlines

Base salaries, short and long-term incentive pay and other benefits are all targeted at median levels of external market practices among the Airline Peer Group and similarly sized companies other than airlines.

We try to provide competitive base salaries, but seek to focus the majority of executives’ compensation on variable pay to incent improved performance. We do not have a policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by Cook to determine the appropriate level and mix of incentive compensation. Income from incentive compensation is realized as a result of the performance of the Company or, depending on the type of award, the achievement of established goals.

Role of Individual Pay Components

In connection with our initial public offering in 2002, the elements of our compensation program were determined by Continental Airlines and were similar to programs it developed with its compensation consultants. Since then, the Committee has worked with its consultants and advisors to customize a total compensation program for our executives. A summary of the elements of compensation that we provide to executive officers is presented below:

•	Base Salaries designed to be competitive within the airline industry and within the broader marketplace for executive talent;

•	Annual Cash Bonuses targeted at 40-60% of base salary, depending on the participant’s level of responsibility;

•	Stock Options bearing 7-year terms and exercise prices equal to the fair market value (defined as the closing price) of our common stock on the grant date; options were/are awarded (a) at the time of our initial public offering, (b) upon an executive’s initial election, (c) on the date of our annual stockholders meetings, and (d) in 2005, at the time salary reductions were taken by the executives; we periodically audit our equity awards to ensure that grants occur only on these occasions and are not backdated; we have found no exceptions;

•	Restricted Stock beginning in 2004 to reduce our reliance on stock options and granted on the dates referenced in clauses (b)-(d) of the foregoing paragraph;

•	Long Term Incentive Plan which began in 2006 and runs through 2008 may award cash, restricted shares of our common stock or a combination of both; the 2006, 2007 and 2008 cycles of the plan were each for one year and consisted of cash awards; the 2007 Long Term Incentive Program is for a three-year performance cycle, 2008-2010, and is also payable in cash;

•	Supplemental Retirement Plan designed to compensate participants for the benefits lost by no longer participating in Continental Airlines’ pension plan following our initial public offering; and

•	Flight Benefits, which are typical in our industry and consist of space available and some positive space travel on the flights of ExpressJet and some partner airlines, as well as participation in frequent flyer and airport lounge programs.

While salaries are designed to provide basic compensation and financial stability to the executives, the purpose of annual cash bonuses is primarily to encourage the executives to focus on the execution of the operating plan approved by our board of directors for the current year. Equity awards of stock options and restricted stock are designed to identify executives’ interests with those of stockholders and thereby strengthen their concern for the welfare of our company over the longer term. Unlike the annual cash bonuses, which are paid based on achievement of a targeted operating income, the value of stock options and restricted stock is inherently linked to the performance of our common stock. Our Long Term Incentive Plan was used to encourage the executives to remain with the company in the near term during difficult transition years; the new 2007 Long Term Incentive Program has a three-year cycle designed to incent the executives to return the company to profitability and to excel against other airlines, each as discussed more fully below. Modest supplemental retirement plan benefits were designed to compensate the executives for joining the company from Continental Airlines thereby terminating participation in Continental’s pension plan.

Role of Human Resources Committee and Chief Executive Officer in Establishing Compensation

The Committee oversees our general compensation structure and administers our bonus, incentive and other compensation plans. In determining annual compensation packages, the Committee seeks to establish compensation packages and programs that appropriately encourage the executives. As part of this process, our chief executive officer provides input to the Committee on an ongoing basis regarding the airline industry job market, the overall performance of our employees, and the appropriate salary and incentive plan compensation necessary to retain the other executive officers. At the request of the Committee, management provides information to Cook from time to time with respect to its views on compensation. Although the Committee weighs the input of Cook and management, it acts independently in its decisions and is guided by its own judgment. In recent years, including the year ended December 31, 2007, the Committee has favored the input of its advisors over the recommendations of management in setting compensation levels.

The Committee works closely with its independent compensation consultants and legal advisors to provide total compensation packages capable of securing and incenting high-caliber employees and to ensure that the components of executives’ pay packages are reasonable. In establishing executive compensation packages, the Committee reviews tally sheets (which detail the value of an executive’s salary, bonuses, equity awards, and other benefits, including retirement, termination of employment and a change in control of the company under various circumstances) and competitive pay data as described above to confirm that the overall amount payable to executives is reasonable and that their compensation packages are appropriately structured relative to relevant industry peers.

Compensation of Named Executive Officers for 2007

Base Salaries

As discussed above, the Committee works with its consultants and advisors to customize a compensation structure and appropriate compensation elements for our executives. Based on the Committee’s reviews, the salary of Jim Ream, our chief executive officer, remained unchanged from the initial public offering through 2004, although other executives’ salaries increased in 2004 since they lagged the industry average. However, as conditions in the airline industry worsened, and major carriers began to seek concessions from their regional partners, we reduced executives’ base salaries in April 2005, even though the company’s profits were at record highs. Salaries remained at this reduced level through 2006. As part of the Committee’s annual compensation review, it determined to moderately increase salaries in March 2007, although not to their pre-April 2005 levels. The primary reason for this change was the Committee’s determination that a moderate increase in salary was necessary as part of a package to promote continuity in our executive management team during the year as we more fully established our branded flying operations and sought to encourage the executives’ future performance. The reductions and increases are summarized below:

		Percentage		Percentage
Name	2005 Decrease	Decrease	2007 Base Salary	Increase

James B. Ream	$400,000 to $320,000	20%	$352,000	10%
Frederick S. Cromer	$260,000 to $239,200	8%	$250,000	4.5%
Charles R. Coble	$210,000 to $193,200	8%	$200,000	3.5%
James E Nides	$210,000 to $193,200	8%	$200,000	3.5%
Scott R. Peterson	$210,000 to $193,200	8%	$200,000	3.5%

In connection with the 2005 salary reductions, the Committee sought to encourage the executives to remain with the company and help manage it through the industry’s downturn by awarding them a number of stock options and restricted shares, the amounts and terms of which were determined after extensive deliberation by the Committee with its independent consultants at the time:

				Exercise
				Price of
	Grant	Restricted	Stock	Stock
Name	Date	Shares	Options	Options

James B. Ream	4-1-05	12,500	42,500	$11.24
Frederick S. Cromer	4-1-05	10,000	25,000	$11.24
Charles R. Coble	4-1-05	5,000	15,000	$11.24
James E Nides	4-1-05	5,000	15,000	$11.24
Scott R. Peterson	4-1-05	7,500	20,000	$11.24

Annual Cash Bonuses

A cash bonus is available under the Management Bonus Plan to reward achievement of the annual financial target selected by the Committee. The target bonuses for the executives named in the Summary Compensation Table have historically ranged from 40-60% of base salary; while the Committee can specify a higher percentage, it cannot exceed 100% of an executive’s base salary.

For 2007, Mr. Ream’s target was 60% of his base salary; Mr. Cromer’s was 45%; and Messrs. Coble, Nides and Peterson’s were 40%, based on the executive’s level of responsibility. The bonus is based on a single measurement: the company’s operating income for the year. Operating income was the performance metric selected by Continental Airlines at the time of our initial public offering. The Human Resources Committee has retained the measure since it believes it to be readily understood and accepted by participants and consistent with promoting stockholder value. If operating income is at least 75% of the goal approved by the Committee, then payment is made on a sliding scale of 75% to whatever percentage actual operating income bears to the target operating income; provided that no payment will be made for negative operating income. From 2002 to 2005, bonuses were paid at 110% of target levels. In 2006, bonuses were paid at 100% of the target. The Committee believed that the target for 2007 was challenging, but achievable. However, the company’s actual 2007 operating income was less than 75% of the target set by the Committee. Accordingly, the participants in the plan did not receive any bonuses under the plan, which is reflected in the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

Equity Awards

The Committee also makes equity awards to help align the executives’ long-term interests with those of stockholders. Equity is awarded annually in an amount deemed to be competitive with other companies in the Airline Peer Group and comparably sized companies outside the airline industry; consequently, the grant date value is not intended to equate to a specific portion of the executive’s base salary.

In 2006, Mr. Ream received no equity awards. Mr. Cromer received an option to purchase 75,000 shares, and Messrs. Coble, Nides and Peterson received options to purchase 37,500 shares of our common stock for $5.40 per share, the fair market value (closing price) of our stock on the date the options were awarded. In 2007, based on the advice of Cook, the Committee determined that the Company’s executive compensation had historically been low and deemed it appropriate to increase equity awards to encourage the executives to remain with the company and see it through the strategic crossroads it was confronting. Mr. Ream received 15,000 shares of restricted stock, scheduled to vest in 25% increments over the ensuing four years; Mr. Cromer received 12,000 shares and Messrs. Coble, Nides and Peterson received 10,500 shares, each scheduled to vest similarly to Mr. Ream’s. Messrs. Ream and Cromer received options to purchase 80,000 shares of common stock, and Messrs. Coble, Nides and Peterson received options to purchase 60,000 shares, each for $6.12 per share. The options have seven-year terms and vest on the same schedule as the restricted shares.

All awards of options to purchase the company’s common stock are made at or above the closing price at the time of the award. Annual awards of stock options to executives are made at the Committee’s meeting held on the day of the annual stockholders meeting, which we have historically held in May. The Committee awards newly hired or promoted executives their initial award of stock options and restricted stock as closely as possible to their date of hire or promotion. Awards are made from the company’s 2002 Stock Incentive Plan and 2007 Stock Incentive Plan, each of which has been approved by stockholders.

Long Term Incentive Awards

The Long Term Incentive Plan was implemented to provide additional incentives for executives to remain with the company and, initially, to manage it through the diversification required by Continental Airlines’ notice in December 2005 that it would terminate 25% of the flying we perform under our capacity purchase agreement (the source of significantly all of our revenue at that time) beginning in December 2006. Awards under the plan were for single-year performance cycles, payable in cash, and based solely on the executive remaining employed by the company at the end of the relevant year. The final cycle of the plan is for a single year as well and concludes at the end of 2008.

In 2007, we adopted the 2007 Long Term Incentive Program to provide executive officers and other employees with the opportunity to earn a cash bonus tied to our performance over a three-year period, 2008-2010. The performance period would end immediately in the event of a Change in Control. The program was developed by the consulting firm of Alvarez & Marsal (retained by senior management) and reviewed by Cook in the context of our existing compensation structure prior to adoption. The program is designed to align the executives’ long-term interests with stockholders.

Flight Benefits

Flight benefits remain consistent with the level initially established by Continental Airlines in connection with our initial public offering; since they are of the type provided to executives at other companies in the airline industry, we have not deemed it necessary either to increase or decrease them. Flight benefits are not related to the other pay elements awarded to executives.

Perquisites

Other than flight benefits, we provide no other perquisites or personal benefits to our executive officers.

Potential Payments Upon Termination or Change in Control

The description of amounts payable included under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control” reflects that pursuant to his employment agreement Mr. Ream’s payments following a change in control would increase only in the event of a change in control and termination either by the company or by Mr. Ream because of “constructive termination.” The other executive officers’ payments increase in the event of a change in control because they can terminate their employment for any reason following a change in control. The Committee structured the agreements with these different triggers because Mr. Ream’s payments are expected to be significantly more valuable and are subject to certain additional tax gross-up payments; the other executives’ benefits are more limited and their payments would be reduced as a result of the federal tax code.

Retirement Benefits

As noted above, our supplemental retirement plan benefits are designed to compensate participants, based on applicable actuarial assumptions and the participant’s age, for the benefits lost by no longer participating in Continental Airlines’ pension plan. The plan is unqualified and unfunded; rather we maintain an account to which hypothetical contributions and interest amounts are credited. On the last day of each calendar year, we credit a hypothetical contribution to each participant’s account equal to a specified percentage of his or her base salary (including any portion of base salary deferred) and a hypothetical interest amount equal to 8% of the account balance as of the first day of that calendar year.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which denies publicly held companies tax deductions in certain circumstances for annual compensation exceeding $1 million paid to their chief executive officer or three other of the most highly compensated executives. No deduction is permitted for this compensation unless it is based on performance criteria established by a committee of outside directors and approved by a company’s stockholders. Our stock options and the awards under the 2007 Long Term Incentive Program were designed to qualify as performance-based compensation under Section 162(m). However, neither our restricted stock nor the bonuses available under the management bonus plan or Long Term Incentive Plan were so designed. Nevertheless, we believe that all compensation paid or awarded to date will be deductible by the company. The committee has the authority to approve compensation or changes to plans, programs or awards in the future that could cause the compensation or awards not to qualify for tax deductions under Section 162(m).

409A Compliance

The company is currently reviewing its compensation and employment arrangements for compliance with the compensation requirements of Section 409A of the Internal Revenue Code, and expects to make certain conforming amendments in the near future.

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

The Human Resources Committee of the board of directors, which functions as the company’s compensation committee, has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources Committee

Janet M. Clarke, Chair
Salvatore J. Badalamenti
Kim A. Fadel
Judith R. Haberkorn
Bonnie S. Reitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described above, each member of the Human Resources Committee of the board has been determined by the board to be independent. None of these directors is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of five non-employee members of the board of directors. The board has reviewed any relationships that members of the Audit Committee may have with the company and its management, as well as their background and qualifications. The board has determined that the members of the committee are independent and financially literate and that Messrs. Badalamenti and Kelly qualify as audit committee financial experts, in each case, as those concepts are defined under applicable rules of the SEC and/or the NYSE.

The committee has a written charter that is available on the company’s website at www.expressjet.com. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable NYSE and SEC rules. The board has adopted the charter, consistent with those rules, and the company furnishes a written affirmation to the NYSE each year relating to the matters addressed in the foregoing paragraph and to the adequacy of the committee’s charter.

As required by its charter, the committee has:

(a) reviewed and discussed with management and the company’s independent registered auditors the audited financial statements of the company as of and for the three years ended December 31, 2007, and the audit of internal controls over financial reporting as of December 31, 2007, included in the company’s annual report;

(b) reviewed and discussed with the independent registered auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” and applicable SEC regulations;

(c) received from the independent registered auditors the written disclosures and the letter delineating all relationships between such auditors and the company and the other matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

(d) reviewed and discussed with the independent registered auditors their independence; and

(e) recommended to the board, based on the foregoing reviews and discussions, that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Throughout the year, the committee meets with various employees and has access to all of the company’s employees. In addition to meeting with the independent registered auditors, who are appointed by and report directly to the committee, the committee is authorized to and may from time to time retain outside legal, accounting or other advisors if it deems it necessary.

During the last year, the committee discussed with the company’s internal and independent registered auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. In addition, the committee reviewed with the independent registered auditors their judgment as to the quality, and not just the acceptability, of the company’s accounting policies, and determined that the non-audit services provided by the independent registered auditors to the company are compatible with maintaining the independence of the independent registered auditors.

Although the committee is charged with overseeing the company’s accounting and financial reporting processes and the audit of its financial statements, the charter makes clear that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered auditors are responsible for expressing an opinion on those financial statements and opinions on management’s assessment of internal control and the effectiveness of internal controls over financial reporting.

We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the representations of the independent registered auditors in their report on the company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our reviews and discussions with management and the independent registered auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with standards promulgated by the Public Company Accounting Oversight Board.

Audit Committee

Salvatore J. Badalamenti, Chairman
George R. Bravante, Jr.
Janet M. Clarke
Andrew N. Jent
Patrick Kelly

CODE OF ETHICS

ExpressJet’s board has approved the “Principles of Conduct”, which are applicable to all directors, officers and employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Principles of Conduct are available on our website at www.expressjet.com and in print without charge to any stockholder who sends a written request to the company’s Secretary at our principal executive offices. We would post any amendments to or waivers of this code for our directors or executive officers, including the principal executive officer, principal financial officer and principal accounting officer, at this location on our website.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.

General

Our board of directors currently consists of nine persons, three Class I directors with terms expiring at the Meeting, three Class II directors with terms expiring at the 2009 annual meeting of stockholders, and three Class III directors with terms expiring at the 2010 annual meeting of stockholders. There is no family relationship between the nominees for director and any other director or executive officer. On March 17, 2008, we entered into an agreement with Hayman Advisors, L.P. and its affiliates, pursuant to which Hayman agreed to cease efforts related to a proxy solicitation and withdraw its own nominations to the board for the 2008 annual meeting, and we increased the size of our board of directors from eight to nine and appointed Mr. Jent, the president of Hayman, as a Class II director of the Board and as a member of the Audit Committee. In addition, the agreement provides that William F. Loftus will immediately be entitled to attend board meetings as an observer and, upon Hayman’s written request prior to September 2008, we will increase the size of the board from nine to 10 directors and appoint Mr. Loftus as a Class III director. In the event that either Mr. Jent or Mr. Loftus is removed, resigns or is otherwise unable to serve as a director, Hayman is entitled to designate another person to fill the vacated position. We also agreed that the board will nominate and support Mr. Jent for election at the 2009 annual meeting of stockholders. Hayman also agreed to vote all of its shares of our common stock in favor of the current members of the board nominated for reelection at the 2008 and 2009 annual meetings.

At the Meeting, stockholders will vote on the nominees for Class I listed below. The Class I directors elected at the Meeting will serve until the annual meeting of stockholders in 2011 or until their respective successors have been duly elected and have qualified. The following table shows (i) the nominees’ names and ages, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the nominees and their principal occupations and business experience during the last five years, (iv) other directorships held by the nominees and (v) the standing committees of the board of directors on which they serve.

Nominees to Serve Three-Year Terms Expiring at the 2011 Annual Meeting (Class I Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

PATRICK KELLY, age 50, (Audit Committee; Nominating and Corporate Governance Committee)	Mr. Kelly has been the Chief Financial Officer of Vignette Inc. (software) since July 2006. Prior to that, he was the Director of Global Facilities Planning for Dell Inc. (computer manufacturing) from February 2005 to June 2006; self-employed from July 2004 to February 2005; Chief Financial Officer of Trilogy Software 1998-2004; Chief Financial Officer of The Sabre Group (travel distribution and technology) 1995-1998; and Vice President of Financial Planning and Analysis of American Airlines, Inc. (1993-1995).
JAMES B. REAM, age 52, President and Chief Executive Officer (Executive Committee)	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President — Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President — Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc. from 1987-1994.
BONNIE S. REITZ, age 55, (Human Resources Committee; Nominating and Corporate Governance Committee)	Ms. Reitz has been a director since July 2006. Founder of Inside Out-Culture to Customer, a consulting company (April 2003-present); President of EOS Airlines from April to August 2005; Senior Vice President — Sales and Distribution of Continental Airlines, Inc. (1996-March 2003); Vice President — Marketing and Sales (1994-1996) of Continental; Vice President — Marketing and Sales of System One Information Management, Inc. (airline reservation system) (1989-1994). Director of FareLogix (provides low-cost distribution and fare technology to the global travel industry) and PNM Resources, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Continuing Directors

The following describes current directors of the company whose terms will continue after the Meeting.

Directors Serving a Term Expiring at the 2009 Annual Meeting (Class II Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

GEORGE R. BRAVANTE, JR., age 49, Chairman of the Board (Audit Committee; Executive Committee; Nominating and Corporate Governance Committee)	Mr. Bravante has been a director since July 2004. He is the founder and General Partner of Bravante–Curci Investors, LP, a merchant bank focusing on real estate investments in California. He has held this position since 1996.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

JANET M. CLARKE, age 55, (Audit Committee; Human Resources Committee, Chair)	Ms. Clarke has been a director since May 2002. She is the founder of Clarke Littlefield LLC (a marketing technologies advisory firm) and has served as its President since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. (September 2002 to June 2003); Executive Vice President of Young & Rubicam Inc. and Chairman and CEO of its KnowledgeBase Marketing subsidiary (2000 to 2001). Ms. Clarke is also a director of Asbury Automotive Group, Inc.
ANDREW N. JENT, age 38, (Audit Committee)	Mr. Jent has been a director since March 2008. He has been the President of Hayman Advisors, L.P. (investment company) since January 2008. He was a Principal at CXO, LLC, (international crisis management and turnaround firm) (April 2007-December 2007); Senior Director of CXO from January 2003-March 2007.

Directors Serving a Term Expiring at the 2010 Annual Meeting (Class III Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

SALVATORE J. BADALAMENTI, age 48, (Audit Committee, Chair; Human Resources Committee)	Mr. Badalamenti has been a director since October 2006. He retired in 1999, having served in a number of positions with Kohlberg Kravis Roberts & Co. (management buyout firm) from 1985-1999, most recently as Chief Financial Officer. He was an investor in Epic International, Inc., a start-up company formed in 1999, and was elected a director of the company in early 2002. He served as Secretary, Treasurer and Chief Financial Officer of the company, resigning all positions in March 2003. Subsequent to his departure, the company elected to file a voluntary bankruptcy petition in May 2003.
KIM A. FADEL, age 55, (Human Resources Committee; Nominating and Corporate Governance Committee)	Mr. Fadel has been a director since May 2002. He retired in December 2007 as Managing Counsel, Retail Markets for BellSouth Telecommunications, Inc. d/b/a AT&T of the Southeast, a position he held since 2006. He was Chief Counsel — Small Business Services for BellSouth Corporation from 2000-2006.
JUDITH R. HABERKORN, age 61, (Human Resources Committee; Nominating and Corporate Governance Committee, Chair)	Ms. Haberkorn has been a director since June 2006. She retired in June 2000, having served as President — Consumer Sales & Service for Bell Atlantic Corp. (telecommunications) since December 1998 and in various other positions with Bell and its predecessors since 1968, including President — Public & Operator Services and Vice President — Materials Management. Ms. Haberkorn is also a director of Armstrong World Industries, Inc. and Computer Sciences Corporation.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee of the board of directors desires to continue to engage the services of Ernst & Young LLP for the fiscal year ending December 31, 2008. Accordingly, the Audit Committee has reappointed Ernst & Young to audit the financial statements of ExpressJet and its subsidiaries for fiscal 2008 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider their appointment. Fees paid to Ernst & Young during the last two years were as follows:

Audit Fees.  Ernst & Young’s fees billed for professional services rendered for (i) the audit of the company’s consolidated financial statements and matters related to our new lines of business and segment reporting included in our annual report on Form 10-K and management’s assessment of the effectiveness of its internal control over financial reporting in compliance with the Sarbanes-Oxley Act, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q and (iii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2007 and 2006 were $1,706,107 and $938,520, respectively.

Audit-Related Fees.  Audit-related fees incurred during 2007 and 2006 were $0 and $54,133, respectively. The 2006 fees related to the review of strategic initiatives associated with our diversification strategy.

Tax Fees.  Tax fees billed by Ernst & Young during 2007 and 2006 totaled $30,627 and $34,777, respectively, for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services.

All Other Fees.  All other fees billed by Ernst & Young during 2007 and 2006 were $1,902 each year to purchase the right to use its accounting and research tool.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent auditor’s independence, and determined that these non-audit services are compatible with the independence of Ernst & Young. The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. This includes the pre-approval of (i) all audit services and (ii) any significant (i.e., not de minimis) non-audit services. The Audit Committee has delegated to its chairman, the authority to pre-approve certain of these services, which services are then presented to the full committee at its next regular meeting. All of the 2007 and 2006 fees discussed above were pre-approved pursuant to these procedures.

Representatives of Ernst & Young will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2007.

2009 Annual Meeting

Any stockholder who wants to present a proposal at the 2009 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 11, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2009 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to April 10, 2009. However, if the 2009 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 22, 2009, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2009 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2009 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

You can view our Annual Report on Form 10-K for the year ended December 31, 2007, including exhibits, or fill out our online request to get a copy of the 10-K (excluding exhibits) by mail, free of charge, by visiting Investor Relations at www.expressjet.com or sending your request to Investor Relations, 700 North Sam Houston Parkway West, Ste 200, Houston, TX 77067. We will furnish to interested security holders a copy of any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company’s Secretary at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect three Class I directors to serve terms expiring at the 2011 annual stockholders meeting.	FOR nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for nominees listed to the left	2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 Patrick Kelly 02 James B. Ream 03 Bonnie S. Reitz	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.)			3. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 21, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/xjt	OR	TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.expressjet.com

EXPRESSJET HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008
This Proxy Is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes James B. Ream and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on May 22, 2008, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting. Pursuant to federal law and the Certificate of Incorporation of ExpressJet Holdings, Inc., voting stock is subject to certain foreign ownership restrictions. By signing below, the undersigned represents that it is a “U.S. Citizen” as that term is defined in the company’s proxy statement or that the shares of stock represented by this Proxy have been registered on the company’s Foreign Stock Record.
     Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1) AND “FOR” THE RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2).
(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
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